UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 (No. 33-60711)
Post-Effective Amendment No. 1 (No. 333-02345)
Post-Effective Amendment No. 1 (No. 333-85692)
Post-Effective Amendment No. 1 (No. 33-44689)
Post-Effective Amendment No. 1 (No. 33-47388)

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERDIGITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-1882087
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

781 Third Avenue

King of Prussia, PA 19406-1409

(Address of Principal Executive Offices)

(610) 878-7800

(Registrant’s telephone number, including area code)

Lawrence F. Shay, Chief Legal Officer and Government Affairs

InterDigital, Inc.

781 Third Avenue

King of Prussia, Pennsylvania 19406-1409

(610) 878-7800

(Name and Address, including Zip Code, and Telephone Number, including Area Code of Agent For Service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

EXPLANATORY NOTE

InterDigital, Inc., a Pennsylvania corporation (the “Registrant” or “Company”), files this Post-Effective Amendment to the Registration Statements on Form S-3 (this “Amendment”) as the successor registrant to InterDigital Communications Corporation (“Predecessor Registrant”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor Registrant engaging in a holding company reorganization.

Pursuant to an Agreement and Plan of Merger dated July 2, 2007 (the “Merger Agreement”), by and among Predecessor Registrant, Registrant and ID Merger Company, a Pennsylvania corporation (the “Merger Sub”), Predecessor Registrant reorganized into a holding company structure whereby Registrant became a holding company as the sole shareholder of Predecessor Registrant. The holding company organizational structure was effected by a merger pursuant to Section 1924(b)(4) of the Pennsylvania Business Corporation Law of 1988, as amended, which provides for the formation of a holding company structure without a vote of shareholders (the “Merger”).

Immediately prior to the Merger, Registrant was a direct, wholly-owned subsidiary of Predecessor Registrant and Merger Sub was a direct, wholly-owned subsidiary of Registrant. In the Merger, Merger Sub merged with and into Predecessor Registrant, with Predecessor Registrant constituting the surviving corporation. Registrant and Merger Sub were organized for the sole purpose of implementing the holding company reorganization.

In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor Registrant’s common stock, par value $0.01 per share (the “Predecessor Registrant Common Stock”), was converted into one share of Registrant common stock, par value $0.01 per share (the “Registrant Common Stock”). As a result of the Merger, each shareholder of Predecessor Registrant Common Stock became a holder of Registrant Common Stock evidencing the same proportional interests in Registrant and having the same designations, rights and preferences and qualifications, limitations and restrictions as those securities that such shareholder held in Predecessor Registrant.

This Post-Effective Amendment to Form S-3 pertains to the adoption by Registrant of the following Registration Statements (collectively, the “Registration Statements”):

i.	Registration Statement No. 33-60711;

ii.	Registration Statement No. 333-02345;

iii.	Registration Statement No. 333-85692;

iv.	Registration Statement No. 33-44689; and

v.	Registration Statement No. 33-47388.

In accordance with Rule 414 under the Securities Act, Registrant, as the successor registrant to Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. Registration fees were paid at the time of filing the original Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 (No. 33-60711), Post-Effective Amendment No. 1 (No. 333-02345), Post-Effective Amendment No. 1 (No. 333-85692), Post-Effective Amendment No. 1 (No. 33-44689) and Post-Effective Amendment No. 1 (No. 33-47388) to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Commonwealth of Pennsylvania, on September 4, 2007.

INTERDIGITAL, INC.

By:	/s/ William J. Merritt
William J. Merritt
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William J. Merritt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

/s/ D. Ridgely Bolgiano		/s/ Harry G. Campagna
Name:	D. Ridgely Bolgiano	Name:	Harry G. Campagna
Title:	Director	Title:	Chairman of the Board of Directors
Date:	September 4, 2007	Date:	September 4, 2007

/s/ Steven T. Clontz		/s/ Edward B. Kamins
Name:	Steven T. Clontz	Name:	Edward B. Kamins
Title:	Director	Title:	Director
Date:	September 4, 2007	Date:	September 4, 2007

/s/ Robert S. Roath		/s/ Robert W. Shaner
Name:	Robert S. Roath	Name:	Robert W. Shaner
Title:	Director	Title:	Director
Date:	September 4, 2007	Date:	September 4, 2007

/s/ William J. Merritt		/s/ Scott A. McQuilkin
Name:	William J. Merritt	Name:	Scott A. McQuilkin
Title:	Director, President and Chief Executive Officer	Title:	Chief Financial Officer
Date:	September 4, 2007	Date:	September 4, 2007